Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:	Media Contacts:
Todd Fromer / Garth Russell	Erika Kay
KCSA Strategic Communications	KCSA Strategic Communications
212-896-1215 / 212-896-1250	212-896-1208
tfromer@kcsa.com / grussell@kcsa.com	ekay@kcsa.com

Authentidate and EncounterCare Form ExpressMD Solutions Joint

Venture to Provide Telehealth Vital Signs Monitoring Systems

Designed to Improve Chronic Illness Care for Patients

BERKELEY HEIGHTS, NJ and PALM BEACH GARDENS, FL, June 10, 2008 – Authentidate Holding Corp. (Nasdaq: ADAT), a worldwide provider of secure workflow management software and web-based services, announced that it has formed a joint venture with EncounterCare Solutions, Inc. (OTC PK: ECSL), a provider of technology and services for the home healthcare marketplace. The joint venture called ExpressMD™ Solutions will provide in-home patient vital signs monitoring systems and services to improve care for patients with chronic illnesses and reduce cost of care by delivering results to their health care providers via the Internet.

ExpressMD Solutions will combine EncounterCare’s Electronic House Call™ patient vital signs monitoring appliances with a specially designed web-based management and monitoring software module based on Authentidate’s Inscrybe™ Healthcare platform. ExpressMD Solutions will enable unattended measurement of patients’ vital signs and related health information. Patients’ data will then be securely sent electronically to each patient’s health care provider for review. ExpressMD Solutions will be designed to aid wellness and preventative care, and deliver better continuity of care to specific patient segments such as the elderly, special needs or pediatric patients with chronic illnesses who require regular monitoring of serious medical conditions.

According to a January 2008 research study conducted at the State University of New York at Fredonia, the demand for patient monitoring systems in the primary healthcare sector in the United States is forecast to increase 5.9 percent per year to an estimated $12 billion market by 2012 based on expected contributions to positive therapeutic outcomes and efficiencies. Additionally, the study indicates that the market for self-monitoring activities will also expand as treatment for chronic care patients, especially patients with asthma, diabetes and heart disorders focuses on preventative care.

Using ExpressMD Solution’s offerings health care providers will be able to easily view their specific patient’s vital statistics and make adjustments to the patient’s care plans via the Internet. ExpressMD Solution’s easy to use patient monitoring system is intended

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to provide patients with increased peace of mind and improved condition outcomes through a combination of care plan schedule reminders and comprehensive disease management education on their in-home communication unit. The service will provide intelligent routing to alert on-duty caregivers whenever a patient’s vital signs are outside of the practitioner’s pre-set ranges. Health care providers and health insurers also are expected to benefit by having additional tools to improve patient care, and reduce overall in-person and emergency room patient visits.

“EncounterCare’s expertise with in-home patient monitoring technologies and Authentidate’s expertise in online healthcare systems and securely managing patients’ documents has allowed us to shorten the development cycle and ready this solution for delivery in record time,” said Ron Mills, CEO of EncounterCare Solutions, Inc.

“The ExpressMD Solutions joint venture will allow Authentidate and EncounterCare to leverage existing portions of our respective healthcare products as well as existing healthcare industry relationships from both companies,” said Ben Benjamin, President of Authentidate Holding Corp. “The telemedicine market is a large market that we believe will benefit from our document management capabilities. By entering this market through a joint venture, we will be able to strongly penetrate an emerging market, while expanding the use of our platform within the health care community.”

For more information about ExpressMD Solutions, visit http://www.expressmdsolutions.com.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure workflow management software and web-based services. The company’s automated and trusted workflow solutions enable enterprises and office professionals to employ rules-based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax based communication capabilities. Customer benefits from the company’s offerings include reduced costs, improved productivity and service levels, automated audit trails, enhanced compliance with regulatory requirements and the reduction of paper-based processes. The company has offices in the United States and Germany. In the United States we offer our patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM).

For more information, visit the company’s website at http://www.authentidate.com.

About EncounterCare Solutions, Inc.

EncounterCare Solutions, Inc. (OTC PK: ECSL), headquartered in Palm Beach Gardens, Florida is an integrated healthcare company that operates its business through two divisions, the Healthcare Technology Division and the Healthcare Services Division. EncounterCare’s operating businesses offer a broad range of proprietary healthcare technology, products and services that address several substantial target markets, including: the Healthcare Information Technology market, the Healthcare Telemedicine market and the Homecare market.

For more information, visit http://www.encountercare.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

ExpressMD is a trademark of ExpressMD Solutions, LLC. Authentidate is a registered trademark of Authentidate Holding Corp. Inscrybe is a trademark of Authentidate Holding Corp. Electronic House Call is a trademark of EncounterCare Solutions, Inc. All other trade names are the property of their respective owners.

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